Exhibit 99.1

                      PRESS RELEASE

For Release:         Immediate

Contact:                Scott Monette (314/877-7113)

RALCORP HOLDINGS COMPLETES
PURCHASE OF SEPP’S GOURMET FOODS LTD.

St. Louis, MO, June 25, 2010 . . . Ralcorp Holdings, Inc. (NYSE: RAH) announced that it has acquired Sepp’s Gourmet Foods Ltd., a leading manufacturer of frozen breakfast foods for the retail and food service sectors with annual net sales of approximately US$29.3 million.  Sepp’s, which is based in Canada, will continue its operations in Delta, British Columbia and in Richmond Hill, Ontario. Terms of the transaction were not disclosed.

Kevin J. Hunt, Co-Chief Executive Officer and President of Ralcorp Holdings, Inc., said, “We welcome the Sepp’s management team and employees to the Ralcorp family.  Sepp’s will become a key part of our frozen bakery business and will enhance Ralcorp’s frozen bakery product offerings.”

Ralcorp produces Post branded cereals, a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts.

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Cautionary Statement on Forward-Looking Statements
Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are sometimes identified by their use of terms and phrases such as “will,” “believes,” “intends,” “anticipates,” “plans,” “expects,” or similar expressions. All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, general economic conditions, competitive pressures, changes in actual or forecasted sales volume or cash flows, the impact of costs or lower consumer demand associated with peanut product recalls in  2009, increases in the costs of certain commodities or transportation, timely implementation of price increases, integration risks associated with the acquisition, and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s cautionary statements contained in its filings with the Securities and Exchange Commission. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release.